EXHIBIT 23.1


                          Consent of Ernst & Young LLP,
                              Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1993 Consultants Stock Option Plan of HEALTHSOUTH Corporation of our report dated February 24, 1997, except for the first paragraph of Note 15, as to which the date is March 12, 1997, with respect to the consolidated financial statements and schedule of HEALTHSOUTH Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 1996 and our report dated August 20, 1997, with respect to the consolidated financial statements of HEALTHSOUTH Corporation included in its Current Report on Form 8-K/A dated August 26, 1997, filed with the Securities and Exchange Commission.

                                                         ERNST & YOUNG LLP

Birmingham, Alabama
December 11, 1997